Exhibit 99.1

Contact: Bill Barth
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces First Quarter Fiscal 2013 Financial Results

SALT LAKE CITY, January 10, 2013—BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that treat cancer and benign diseases using heat therapy, today reported financial results for its first fiscal quarter ended November 30, 2012, including:

•	Cash and cash equivalents of $9.1 million
•	No debt
•	Total stockholders’ equity of $12.6 million
•	MicroThermX® revenues of $.5 million in Q1 2013 compared to $73,129 in Q1 2012
•	Total revenues of $659,785
•	Current hyperthermia sales backlog of $935,000
•	Net loss of $2,218,664
•	Net cash used in operating activities of $1,955,831

“Total company revenues for the quarter ended November 30, 2012 were essentially level when compared to revenues for the first quarter ended November 30, 2011.   This was due primarily to a decrease in sales associated with our hyperthermia systems when comparing the two quarters.  However, we recently shipped a new BSD-500 Hyperthermia System and we currently have additional sales backlog of 4 hyperthermia systems which we will deliver in fiscal 2013” said Harold Wolcott, President of the Company.  “We are encouraged by the progress we have made in our MicroThermX® Microwave Ablation System (“MicroThermX®”) business.  We experienced a 586% increase in sales for the MicroThermX® product line for the fiscal quarter ended November 30, 2012, as compared to the fiscal quarter ended November 30, 2011.  We continue to have good working capital, no long-term debt, and we will carry on with investing in our sales and marketing and product development efforts.”

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market, and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Forward-Looking Statements
Statements contained in this press release that are not historical facts, including statements relating to our MicroThermX® line of products, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the market demand for our MicroThermX® products and the regulatory requirements we face. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.